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                    U. S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                December 11, 1998
                Date of Report (Date of earliest event reported)



                          U.S. OFFICE PRODUCTS COMPANY
             (Exact name of registrant as specified in its charter)



          Delaware                      000-25372               52-1906050
(State of other jurisdiction of   (Commission File Number)  (IRS Employer
       incorporation)                                       Identification No.)

   1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007
          (Address of principal executive offices, including Zip Code)


                                 (202) 339-6700
              (Registrant's telephone number, including area code)




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ITEM 5.   OTHER EVENTS

                  U.S. Office Products (the "Company") has completed a previously announced program in which it offered its employees holding stock options issued by the Company the opportunity to surrender their existing options for a smaller number of options at a lower exercise price per share. Each employee holding options issued by the Company was given the opportunity to have the Company (1) cancel existing options and (2) issue to the employee a smaller number of new options with an exercise price equal to $5 3/8, the closing price of the Company's common stock on Friday, December 11, 1998, which is the grant date of the new options. The number of options received was equal to the number of old options multiplied by a fraction that varied with the exercise price of old options. The fraction ranged from .8844 for old options with an exercise price of $9.78 to .0984 for old options with an exercise price of $54.90.

                  Based on an initial review of responses to the program, options covering a total of 6,711,382 shares were surrendered and replaced with new options covering a total of 1,780,939 shares. The exercise prices of old options that were cancelled ranged from $9.78 to $54.90 per share. Prior to the program, options to acquire 7,546,722 shares were outstanding; after completion of the program, options to acquire 2,616,279 shares remain issued and outstanding. These results include options outstanding under the Company's Non-Employee Directors' Stock Plan. The information set forth above is subject to confirmation.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                 U.S. OFFICE PRODUCTS COMPANY
                                                           (Registrant)



                                            By:   /s/  Thomas Morgan
                                               ------------------------------
                                                  Thomas Morgan
                                                  President and Chief
                                                  Executive Officer


DATED:  December 23, 1998